Exhibit 3.3
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UCI HOLDCO, INC.
          UCI Holdco, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
          1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 8, 2006.
          2. The terms and provisions of this Amended and Restated Certificate of Incorporation have been fully approved by unanimous written consent of the Board of Directors of the Corporation pursuant to Subsections 141(f), 241 and 245 of the General Corporation Law of the State of Delaware. The Corporation has not yet received any payment for any stock; therefore, it does not have any stockholders to vote on said amendment.
          3. The text of the Amended and Restated Certificate of Incorporation reads in its entirety as follows:
          FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:
UCI Holdco, Inc.
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
          FOURTH: The aggregate number of all classes of shares which the Corporation shall have the authority to issue is five million (5,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).
          FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:
          1. Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefore and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.
          2. Liquidation, Dissolution or Winding Up. Subject to the rights of any holders of any class of preferred stock which may from time-to-time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder,
          3. Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.
          SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation subject to any limitations contained therein.

          SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.
          EIGHTH: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
          NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.
          TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders and others.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed as of the 22nd day of May, 2006.

By:	/s/ Ian Fujiyama
	Name:	Ian Fujiyama
	Title:	President

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
UCI HOLDCO, INC.
     UCI Holdco, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:
     1. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on May 23, 2006 under its current name.
     2. The amendment to the Amended and Restated Certificate of Incorporation of the Company herein certified was duly adopted by the Board of Directors of the Company in accordance with the applicable provisions of Section 242 of the General Corporation Law and the stockholders of the Company have given their written consent in accordance with Section 228 of the General Corporation Law.
     3. Article First of the Certificate of Incorporation of the Company shall be amended and restated in its entirety as follows:
     “The name of the corporation is UCI International, Inc. (the “Corporation”).”
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed as of the 23rd day of July, 2010.

UCI HOLDCO, INC.
/s/ Keith A. Zar
Keith A. Zar, Vice President, General
Counsel and Secretary